VIASOFT, INC. AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS(LOSS) PER SHARE
                                   Exhibit 11
                      (in thousands, except per share data)
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                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
                                                          MARCH 31,                     MARCH 31,
                                                    ---------------------         -------------------
                                                      1999         1998             1999        1998
                                                    --------     --------         --------    -------
BASIC EARNINGS (LOSS) PER SHARE
Common Shares Outstanding, beginning of period        18,145       19,358           19,321     17,723

Effect of Weighting of Shares:
  Employee stock options exercised                         8           13               61        116
  Shares issued in secondary offering                     --           --               --      1,021
  Shares purchased                                        --           --               55         15
  Treasury shares                                        (99)          --             (994)        --
                                                    --------     --------         --------    -------
Weighted average number of common shares
 outstanding                                          18,054       19,371           18,443     18,875
                                                    ========     ========         ========    =======

Net income (loss)                                   $    487     $ (4,136)        $ (5,133)   $ 4,665
                                                    ========     ========         ========    =======
Earnings (loss) per common share                    $   0.03     $  (0.21)        $  (0.28)   $  0.25
                                                    ========     ========         ========    =======

DILUTED EARNINGS (LOSS) PER SHARE
Common Shares Outstanding, beginning of period        18,145       19,358           19,321     17,723

Effect of Weighting of Shares:
  Warrants and employee stock options outstanding        141           --               --        872
  Employee stock options exercised                         8           13               61        116
  Shares issued in secondary offering                     --           --               --      1,021
  Shares purchased                                        --           --               55         15
  Treasury shares                                        (99)          --             (994)        --
                                                    --------     --------         --------    -------
Weighted average number of common and common
 share equivalents outstanding                        18,195       19,371           18,443     19,747
                                                    ========     ========         ========    =======
Net income (loss)                                   $    487     $ (4,136)        $ (5,133)   $ 4,665
                                                    ========     ========         ========    =======
Earnings (loss) per common and common share
 equivalent                                         $   0.03     $  (0.21)        $  (0.28)   $  0.24
                                                    ========     ========         ========    =======
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